                                   GENPAK-ECC

                              SUBLICENSE AGREEMENT

     THIS SUBLICENSE AGREEMENT (the "Agreement") is made upon and shall be effective as of November 9, 1994, by and between EARTHSHELL CONTAINER CORPORATION, a Delaware corporation ("ECC"), and GENPAK CORPORATION, a corporation formed and existing under the laws of the State of New York ("Sublicensee").


                                    RECITALS:


     A. ECC has the exclusive right to utilize certain Technology (as defined herein) to manufacture, use and sell, within a certain Field of Use (as defined herein), certain containers made from inorganically filled moldable composites and compounds for packaging, storing, portioning, dispensing, carrying, presenting, serving and consuming food or beverages.

     B. ECC has the right and authority to grant sublicenses which will permit selected entities to utilize such Technology in order to manufacture, use and sell certain food or beverage containers made from inorganically filled moldable composites and compounds.

     C.,   Sublicensee desires to obtain from ECC a sublicense to utilize the
Technology to manufacture, use and sell certain designated food or beverage containers within a designated geographical area.

     D. ECC is willing to grant a sublicense to Sublicensee upon the terms and conditions set forth herein.

                                   EXHIBIT 10.15

                                    AGREEMENT:


     NOW, THEREFORE, in consideration of the foregoing Recitals, the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

     1. DEFINITIONS. The capitalized terms used in this Agreement shall have the meanings set forth below:

          (a) The term "Affiliate" shall mean, with respect to any given entity, any other entity directly or indirectly controlling, controlled by, or under direct or indirect common control with such given entity. For purposes of this definition, the ownership of a twenty-five percent (25%) or greater equity interest in an entity shall be deemed control of such entity, and the ownership of less than a twenty-five percent (25%) equity interest in an entity (absent any other exercise of control) shall be deemed not to be control of such entity.

          (b) The term "Core Technology" shall mean all of the confidential, secret, or proprietary technology involving inorganically filled compositions which are described or claimed in (i) any of the patents or patent applications listed in Exhibit "A" hereto, including without limitation, any continuations, divisionals or continuations-in-part, reissues and extensions thereto, and any patents issued therefrom, and (ii) any future patent applications under the Patent Cooperation Treaty, any future European Patent applications, and/or any future national patent applications in or for any country that are based on any of the applications listed in Section B or D of Exhibit "A" hereto, and any patents issued therefrom.

          (c) The term "Design Improvement" shall mean any improvement to the physical shape, ornamental design or configuration of Products.

          (d) The term "Field of Use" shall mean (i) the use and sale of Products in the food service and restaurant industry, (ii) the use and sale of Products in other retail establishments selling Products (E.G., grocery stores, convenience stores, food warehouses, and the like), but only with respect to Products that have been introduced into the food service and restaurant industry by a customer of an ECC sublicensee (including any Affiliates) that operates retail outlets in the food service and restaurant industry in at least six locations, (iii) the incidental use and sale in any manner of those Products which are manufactured by Sublicensee hereunder where the predominant use is within the food service and restaurant industry, and (iv) the sale of Products to distributors and wholesalers for resale and use in retail outlets in the food service and restaurant industry and, subject to cause (ii) above, in retail establishments. As used in this subparagraph, the term "food service and restaurant industry" is intended to include any facility (whether commercial, nonprofit, governmental, or other), including vending machines wherever located, where food or beverages are (x) sold for consumption on the premises or (y) packaged for take-out in single or multiple portions intended for immediate or same day consumption off the premises without substantial additional preparation. By way of example, the term "food service and restaurant industry" includes such facilities as eating establishments, diners, dining rooms, dine-in restaurants, cafes, cafeterias, including institutional cafeterias, coffee shops, delicatessens, quick service restaurants, take out restaurants, snack bars, cocktail lounges, bars, saloons, night clubs, cabarets, sports arenas and the like, and their distributors, brokers and wholesalers, but does not include other food industry facilities outside of the food service and restaurant industry (such as packaging for pre-packaged foods in food processing facilities, grocery stores, and food distributors, brokers and wholesalers) except as specifically provided in clause (ii) of this subparagraph. As used in this subparagraph, the term "incidental use and sale" shall encompass Products designed for and predominantly used in the food service and restaurant industry but which, beyond the control or reasonable ability of Sublicensee to properly account for their end-use, ultimately are used or sold outside of the Field of Use.

          (e) The term "Moldable Compound Technology" shall mean all of the confidential, secret, or proprietary technology involving inorganically filled composites, including moldable compounds (both foam and non-foam applications), articles manufactured from inorganically filled composites, the compositions and uses of such inorganically filled composites or articles made therefrom, and apparatus and methods for manufacturing same, which are described or claimed in
(i) any of the patents or patent applications listed in Exhibit "B" hereto, including without limitation, any continuations, divisionals or continuations-in-part, reissues and extensions thereto, any patents issued therefrom, and (ii) any future patent applications under the Patent Cooperation Treaty, any future European Patent applications, and/or any future national patent applications in or for any country that are based on any of the applications listed in Section B or D of Exhibit "B" hereto, and any patents issued therefrom.

          (f) The term "Net Sales Price" shall mean the gross invoice price charged by Sublicensee, or its Affiliate as applicable, in the sale of a Product to a non-Affiliate reduced by (i) any credit allowed by Sublicensee for the return of the Product; (ii) trade, quantity and cash discounts allowed by Sublicensee; (iii) excise, value added and sales taxes actually paid by Sublicensee on the Product; and (iv) freight charges actually paid by Sublicensee for the shipment and delivery of the Product. In the case of non-cash consideration, "Net Sales Price" shall be the fair market value of all non-cash consideration actually received by Sublicensee or its Affiliate for such Product. The "Net Sales Price" of Products set aside for Sublicensee's own use, or sold or transferred to an Affiliate or set aside for the Affiliate's own use, shall be deemed to be the price then charged to unrelated parties in arms-length transactions for such Products in similar quantities and under similar terms of sale.

               (g) The term "Products" shall mean only those articles described in Exhibit "C" hereto made from inorganically filled moldable composites or compounds that incorporate or utilize the Technology in whole or in part.

               (h) The term "Product Improvement" shall mean any improvement or change, irrespective of whence derived, relating in whole or in part to the composition, formulation or use of a Product or the Technology, including any improvement, development or change relating to a Product by process (I.E., any change in the processing of a Product which yields a materially different Product), such as a change in chemical composition, change in physical characteristics or properties brought about by substitution or replacement of elements or components, change in method of formulation, change in rheology, etc. The term "Product Improvement" shall not include improvements to the physical shape, ornamental design, or configuration of Products (hereinafter "Design Improvements").

               (i) The term "Process Improvement" shall mean any improvement, development, or change relating in whole or part to the Technology or a Product which involves an apparatus, machine or process so long as such improvement, development or change does not materially alter the finished Product, but rather yields a more efficient production of a Product. The term "Process Improvement" shall also include any development, refinement, improvement or change relating in whole or in part to the application of materials, chemical compositions, coatings or other substances, including the processes of application, to a Product after the finish trim and forming or conversion of the Product is completed to the extent that such development, refinement, improvement or change is not already known by ECC (unless ECC's prior knowledge is pursuant to a confidentiality agreement with Sublicensee) or in the public domain.

               (j) The term "Technology" shall refer collectively to the Core Technology, the Moldable Compound Technology and the Trade Secrets.

               (k) The term "Territory" shall mean that certain geographic territory described in Exhibit "F" hereto. Upon written notice to ECC that Sublicensee services, or intends to expand its business to service, geographic areas outside of the Territory and that Sublicensee desires to commercialize Products in such additional geographic areas, which notice shall include evidence of such intent reasonably satisfactory to ECC, ECC shall cooperate in amending this Agreement to include such additional geographic areas by amending Exhibit "F" hereto; provided, however, that the parties must first reach an agreement as to the royalty rate that shall apply to such additional geographic area and provided further that ECC shall have no obligation to grant rights to Sublicensee in any country in which (i) ECC has already granted to a third party an exclusive license of the Technology or (ii) it is necessary or desirable for ECC to enter into an exclusive license with a citizen of the country at issue due to monetary restrictions or other legal, tax or business considerations under the local laws of such country.

          (l) The term "Trade Secrets" shall mean the proprietary information of ECC that is related to the Technology and which is described in Exhibit "D" hereto or which is delivered to Sublicensee by ECC and marked "Confidential", but only to the extent that such proprietary information is directly utilized in the manufacture, use, or sale of Products.

     2.   THE SUBLICENSE.

          (a) Subject to the terms and conditions set forth in this Agreement, ECC hereby grants to Sublicensee a non-exclusive, royalty-bearing sublicense (the "Sublicense") to use the

Technology to make, use, sell and otherwise commercialize the Products solely within the Territory and solely within the Field of Use.

               (b) Sublicensee shall not have the right to further sublicense, assign or transfer the Technology, or any interest in or rights under the Sublicense except (i) to an Affiliate, or (ii) in the case of the sale of substantially all of Sublicensee's assets that are dedicated to the Technology, with the prior written consent of ECC, which consent will not unreasonably be withheld. Any attempted unauthorized sublicense or transfer shall be void and shall constitute a breach of a material obligation of Sublicensee under this Agreement.

               (c) ECC is free to grant additional sublicenses to other third parties to utilize the Technology to make, use and sell Products in the Field of Use and in the Territory.

               (d) Nothing in this Agreement shall be construed to constitute a grant by ECC to Sublicensee of rights broader than that which ECC is entitled to grant under its license from ECC's licensor of the Technology (hereinafter referred to as "Licensor"). If and to the extent it is determined that Sublicensee is selling, or desires to sell, Products outside of the Field of Use (as defined in the master license agreement between ECC and its Licensor) granted to ECC by its Licensor, then it is understood and agreed that Sublicensee must obtain an appropriate license from, and pay royalties directly to, ECC's Licensor.

          3.   ROYALTIES

               (a) As consideration for the grant of the Sublicense, Sublicensee shall pay to ECC a royalty (the "Royalty") of twenty-two percent (22%) of the Net Sales Price for each Product sold by Sublicensee during the term of this Agreement.

               (b) Sublicensee shall be deemed to have "sold" a Product, and ECC shall be deemed to have earned the Royalty, upon the earliest date that Sublicensee actually ships, delivers, or invoices the Product to any person, firm or entity other than an Affiliate of Sublicensee, or upon the earliest date that Sublicensee sets such Product aside for Sublicensee's own use. For Products transferred to an Affiliate, Sublicensee shall be deemed to have "sold" the Product, and ECC shall be deemed to have earned the Royalty, upon the earliest date that the Affiliate to whom the Product was transferred either (i) sets aside such Product for an Affiliate's own use, or (ii) ships, delivers or invoices such Product to any person, firm or entity which is not an Affiliate of Sublicensee.

               (c) Notwithstanding subparagraph (a) of this paragraph, during the first three years of the term of this Agreement ECC shall be sensitive to Sublicensee's ability to produce Products profitably under this Agreement. If, during the first three years of the term of this Agreement, Sublicensee demonstrates to ECC's reasonable satisfaction that a material change in circumstance has occurred affecting Sublicensee's ability to produce Products profitably under this Agreement, ECC shall cooperate with Sublicensee in negotiating such adjustments as may be commercially reasonable under the circumstances. If the parties are unable, in good faith, to reach an agreement as to a mutually acceptable adjustment, then the matter may be referred to arbitration under paragraph 32 hereof. By way of example, a "material change in circumstance" may include a significant and unexpected increase in the cost of one or more of the raw materials required for the manufacture of the Products.

               (d) Between the third and fourth anniversaries of the effective date this Agreement, the parties shall jointly review and evaluate the continued benefit of the advertising allowance set forth in subparagraph 20(b) hereof and the economic impact thereof and shall cooperate in negotiating such adjustments as are commercially reasonable under the circumstances.

If the parties are unable to agree as to the need for, or the nature or amount of, such an adjustment, then the matter may be referred to arbitration under paragraph 32 hereof.

     4.   PAYMENT OF THE ROYALTY.

          (a)  Within sixty (60) days after the fina1
day of each calendar month
(or fiscal month if Sublicensee is reporting on a fiscal basis) which occurs during the term of this Agreement (a "Month"), Sublicensee shall pay to ECC the Royalty earned on all Products sold by Sublicensee during such Month. Each Royalty payment shall be accompanied by a written report (the "Royalty Report") prepared by Sublicensee and certified as accurate by the appropriate financial officer of Sublicensee. Each Royalty Report shall set forth, for the Month covered by the Royalty Report, (i) the number of each of the Products sold by the Sublicensee, (ii) the Net Sale for each of such Products, and (iii) reductions to the Net Sales Price for applicable returns, discounts, freight charges, bad debts/uncollected accounts and taxes with respect to the Products.

          (b) The Royalty payment shall accrue interest from the date payment should have been made until actual payment is made at the per annum base rate on corporate loans published as the "Prime Rate" in the WALL STREET JOURNAL on the next business day following the day the Royalty payment was due.

          (c) Failure to make payment when due of any Royalty hereunder is a breach of a material obligation of Sublicensee and may result in the termination of this Agreement.

     5.   SUBLICENSEE COVENANTS.

     Sublicensee hereby covenants:

          (a) not to utilize the Technology except strictly in accordance with the terms and conditions set forth in this Agreement;

          (b) to utilize the Technology solely in connection with the manufacture, marketing, distribution, use and sale of the Products;

          (c) not to utilize the Technology for any purpose other than the manufacture, marketing, distribution, use and sale of the Products;

          (d) not to manufacture, market, distribute, use and sell Products except in strict accordance with the terms and conditions of this Agreement;

          (e) to manufacture, market, distribute, use and sell Products solely within the Territory;


          (f) not to market, distribute or sell any Product to any person, firm or entity outside the Territory, or to any person, firm or entity within the Territory if Sublicensee knows or has reason to believe that such person, firm or entity intends to make or sell the Product in question outside the Territory;

          (g) to market, distribute, use and sell Products solely within the Field of Use; and

          (h) not to market, distribute, use or sell Products outside of the Field of Use.

Any breach by Sublicensee of any one or more of the foregoing covenants shall constitute a breach by Sublicensee of a material obligation under this Agreement.

     6.   RIGHT TO AUDIT.

          (a) Sublicensee shall keep and maintain complete and accurate records concerning the manufacture and sale of the Products. ECC or its designee (the "Representative") shall have the right, at ECC's expense, to periodically review those records and operations of Sublicensee which deal with the design, manufacture, shipment or sale of the Products or with Product Improvements or Process Improvements developed by Sublicensee. Such reviews may take place only during the normal business hours of Sublicensee and only upon written notice to Sublicensee given at least three (3) business days prior to such review. The Representative conducting such review shall be required to execute a confidentiality agreement pursuant to which the Representative shall agree that it will not disclose or use the information obtained pursuant to such review to or for the benefit of any person or entity except ECC unless required to do so in connection with the resolution of any dispute concerning any payment required by this Agreement.

          (b) ECC shall give written notice to Sublicensee of any dispute as to proper payment of any Royalty due hereunder. If the parties are unable to resolve any disputes raised by ECC in the notice to Sublicensee within (30) days from the date of such notice, then the dispute shall be submitted to arbitration or mediation for resolution as provided under this Agreement.

     7.   IMPROVEMENTS TO THE TECHNOLOGY.

          (a)  PRODUCT IMPROVEMENTS.    If, while the Sublicense remains in
effect, Sublicensee should develop any Product Improvement, Sublicensee shall notify ECC of such Product Improvement within a reasonable time of, and in no event more than ninety (90) days after, its development and shall provide ECC with access to all information concerning such Product Improvement as ECC shall reasonably request; provided, however, that all such information shall be confidential and shall be subject to all restrictions on disclosure as set forth in this Agreement. Sublicensee shall assign to ECC all rights, title and interest in the Product Improvement for an assignment fee of $1,000.00, and ECC shall grant back to Sublicensee the non-exclusive right to utilize the Product Improvement within the Field of Use and within the Territory as if such Product Improvement were originally within the scope of the Sublicense. There shall be no royalty charged to Sublicensee for the right to utilize the Product Improvement. For a period of (i) one year from the date of commercialization of such Product Improvement, or (ii) two years from the date of the development of such Product Improvement, whichever is shorter, ECC shall not grant any right to utilize the Product Improvement within the Field of Use to any third party within the Territory. The failure of Sublicensee to disclose any such Product Improvement to ECC within the time period set forth above shall constitute a material breach of this Agreement.

          (b)  PROCESS IMPROVEMENTS.    If, while the Sublicense remains in
effect, Sublicensee should develop any Process Improvement, then Sublicensee shall notify ECC of such Process Improvement within a reasonable time of, and in no event more than ninety (90) days after, its development and shall provide ECC with access to all information concerning such improvements as ECC shall reasonably request; provided, however, that all such information shall be confidential and shall be subject to all restrictions on disclosure as set forth in this Agreement. For a single lump sum payment of $1,000.00 by ECC to Sublicensee, Sublicensee shall grant to ECC an exclusive, fully paid-up license (including the right to further sublicense and/or assign its rights to ECC's Licensor) to utilize the Process Improvement in connection with the Product and/or the Technology (i) outside of the Territory and (ii) within the Territory, outside of the Field of Use. The license granted to ECC under this subparagraph 7(b) shall be irrevocable and shall survive termination or expiration of this Agreement for any reason whatsoever. The failure of Sublicensee to disclose any such Process Improvement to ECC within the time period set forth above shall constitute a material breach of this Agreement.

          (c) PATENT RIGHTS FOR PRODUCT IMPROVEMENTS. ECC shall have the right to seek patent protection for any Product Improvement at its own cost and expense. Sublicensee shall provide to ECC or its assignee with such assistance as may be reasonably requested, from time to time, in connection with such efforts, including the execution of any documents necessary to obtain and maintain such patent protection; provided, however, that ECC or its assignee will reimburse Sublicensee for any out-of-pocket fees and expenses reasonably incurred by Sublicensee in providing such assistance.

          (d) PATENT RIGHTS FOR PROCESS IMPROVEMENTS. Sublicensee shall have the right to seek patent protection for any Process Improvement at its own cost and expense. ECC shall provide

Sublicensee or its assignee with such assistance as may be reasonably requested, from time to time, in connection with such efforts, including the execution of any documents necessary to obtain and maintain such patent protection; provided, however, that Sublicensee or its assignee will reimburse ECC for any out-of-pocket expenses reasonably incurred by ECC in providing such assistance. Sublicensee shall keep ECC informed of the status of the prosecution of each patent application that Sublicensee elects to pursue and shall consult with ECC on all material aspects of such application, although all final decisions in regard to a patent application shall remain within the sole discretion of Sublicensee. In the event Sublicensee elects not to seek patent protection for a Process Improvement, Sublicensee shall promptly notify ECC in writing, and ECC shall have the option, for a period of ninety (90) days after its receipt of such written notice, to acquire by assignment from Sublicensee all rights, title and interests in and to the Process Improvement in question, including the right to seek patent protection in ECC's name or its designee, in consideration of a single lump-sum payment of One Thousand Dollars ($1,000.00). In the event ECC exercises the option provided for in the preceding sentence, Sublicensee shall provide to ECC or its designee such assistance as may reasonably be requested, from time to time, in connection with ECC's or its designee's efforts to obtain protection of the Process Improvement in question, including the execution of any documents necessary to obtain and maintain such patent protection; provided, however, that ECC or its assignee will reimburse Sublicensee for any out-of-pocket fees and expenses reasonably incurred by Sublicensee in providing such assistance.

          (e) PROPRIETARY RIGHTS OF SUBLICENSEE. ECC acknowledges and agrees that Sublicensee presently owns certain patents, trade secrets and other proprietary information relating to the Products and/or Technology ("Sublicensee Proprietary Property") which is more fully set forth on Exhibit "E" attached herein and incorporated herein. The Sublicensee Proprietary Property is and shall remain the exclusive property of Sublicensee. All Sublicensee Proprietary Property shall be subject to the conditions and obligations of confidentiality which apply to all confidential and proprietary information of the respective parties hereto as required under this Agreement. Except for any developments, improvements or modifications to the Sublicensee Proprietary Property which are Product or Process Improvements which are otherwise governed by this Agreement, ECC shall not acquire any right, title, interest or license in any of the Sublicensee Proprietary Property as a result of this Agreement, or as a result of any dealings between the parties pursuant to this Agreement. Any proprietary information or technology relating to the Products and/or the Technology and not set forth in Exhibit "E" hereto shall be subject to the terms and conditions of this Agreement governing Product Improvements and Process Improvements unless such proprietary information or technology is in the public domain or in the possession of ECC.

          (f) IMPROVEMENTS TO PRODUCT CONFIGURATION. Sublicensee shall own the rights to any Design Improvements that may be developed by Sublicensee during the term of this Agreement.

          (g) ECC DEVELOPED AND JOINTLY DEVELOPED PRODUCT, PROCESS AND DESIGN IMPROVEMENTS. Any Product Improvements, Process Improvements or Design Improvements developed by ECC during the term of this Agreement (hereinafter referred to as "ECC Improvements") and any Product Improvements, Process Improvements or Design Improvements developed jointly by ECC and Sublicensee during the term of this Agreement (hereinafter referred to as "Jointly Developed Improvements") shall be owned by ECC and, except as otherwise provided in this Agreement, may be disclosed and/or licensed by ECC to third parties at ECC's discretion. For a period of (i) one year from the date of commercialization of any Jointly Developed Improvement, or (ii) two years from the date of the development of the Jointly Developed Improvement, whichever is shorter, ECC shall not grant any right to utilize the Jointly Developed

Improvement within the Field of Use to any third party within the Territory.
Any Jointly Developed Improvements shall be deemed to be licensed to Sublicensee under this Agreement, shall be deemed to be included within the definition of Technology, and shall be subject to all of the terms, conditions and restrictions of this Agreement applicable to the Technology.

          (h)  DISCLOSURE OF PRODUCT IMPROVEMENTS AND PROCESS IMPROVEMENTS.
ECC shall promptly disclose to Sublicensee (i) all Product Improvements and all Process Improvements that may be developed solely by ECC during the term of this Agreement and (ii) unless contractually restricted from doing so by any agreement ECC may have with a third party, all Product Improvements and all Process Improvements that may be developed jointly by ECC and a third party or otherwise acquired by ECC or licensed to ECC (along with the right to sublicense such improvements) during the term of this Agreement. All such Product Improvements and Process Improvements that may be disclosed by ECC to Sublicensee pursuant to this subparagraph shall be deemed to be licensed to Sublicensee under this Agreement, shall be deemed to be included within the definition of Technology, and shall be subject to all of the terms, conditions and restrictions of this Agreement applicable to the Technology.

     8.   INFRINGEMENT.

          (a) ECC and Sublicensee will promptly notify (within 30 days) one another of any apparent infringement of the Technology (whether or not such apparent infringement is within the Field of Use) or of the Trademarks which comes to their attention while the Sublicense remains in effect, and if in ECC's opinion the apparent infringement has substantial and adverse consequences, ECC shall, at its sole cost and expense, bring suit to enjoin such infringement and to recover damages therefor. In any action brought by ECC pursuant to this subparagraph, ECC shall select and control counsel for the prosecution of such suit. Sublicensee shall (i) have the right to receive, from time to time, full and complete information from ECC concerning the status of such suit, (ii) have the right, at Sublicensee's own expense, to be represented therein by counsel in an advisory capacity, and (iii) cooperate fully with ECC and provide whatever assistance is reasonably requested by ECC in connection with such suit, including the preparation and signing of documents. If ECC decides not to bring suit to enjoin an alleged infringement either because it is deemed inadvisable or DE MINIMIS, no such action will be required by ECC; however, ECC's Licensor shall, at its own cost and expense, have the right, but not the obligation, to bring suit to enjoin such infringement and to recover damages therefore. In the event
ECC's Licensor elects to bring suit, Sublicensee's rights and obligations hereunder shall be the same as if ECC had undertaken to enjoin such infringement. In the event the action taken by ECC or its Licensor is not satisfactory to Sublicensee, then Sublicensee shall have the right, at its sole cost, to take whatever action it deems appropriate in its own name against an alleged infringer. Additionally, ECC and its Licensor shall (i) have the right to consult with Sublicensee prior to Sublicensee pursuing legal action against a potential infringer and thereafter shall have the right to receive, from time to time, full and complete information from Sublicensee concerning any actions Sublicensee has taken against an allege infringer, and (ii) have the right, at ECC's or its Licensor's, as applicable, own expense, to be represented by counsel in an advisory capacity in any legal proceedings initiated by Sublicensee.

          (b) ECC and Sublicensee will promptly notify (within 30 days) one another of any apparent infringement of any Sublicensee owned Process Improvement (whether or not such apparent infringement is within the Field of Use) which comes to their attention and, if in Sublicensee's opinion, the apparent infringement has substantial and adverse consequences, Sublicensee shall, at its sole cost and expense, bring suit to enjoin such infringement and to recover damages therefor. In any action brought by Sublicensee pursuant to this paragraph, Sublicensee shall select and control counsel for the prosecution of such suit. ECC shall
(i) have the right to receive, from time to time, full and complete information from Sublicensee concerning the status of such suit, (ii) have the right, at ECC's own expense, to be represented therein by counsel in an advisory capacity, and (iii) cooperate fully with Sublicensee and provide whatever assistance is reasonably requested by Sublicensee in connection with such suit, including the preparation and signing of documents. If Sublicensee decides not to bring suit to enjoin an alleged infringement of Sublicensee owned Process Improvements either because it is deemed inadvisable or DE MINIMIS, no such action will be required by Sublicensee. In the event the action taken by Sublicensee is not satisfactory to ECC, then ECC shall have the right but not the obligation, at its sole cost, to take whatever action it deems appropriate in its own name against an alleged infringer. Additionally, Sublicensee shall (i) have the right to consult with ECC prior to ECC pursuing legal action against a potential infringer and thereafter shall have the right to receive, from time to time, full and complete information from ECC concerning any actions ECC has taken against an alleged infringer, and (ii) have the right, at Sublicensee's own expense, to be represented by counsel in an advisory capacity in any legal proceedings initiated by ECC with respect to infringement of Sublicensee owned Process Improvements.

          (c) The parties shall notify (within 30 days) each other of any claim by any person that the manufacture or use of the Technology with respect to any Product by Sublicensee in the Field of Use infringes the rights of such person or of the commencement of any lawsuit against ECC, Sublicensee, or any customers of the foregoing, as the result of such alleged infringement. ECC may assume and control the defense of any such lawsuit, at its sole cost and expense, irrespective of whether ECC is named as a defendant such litigation.
Sublicensee will assist ECC in the defense of such suit or action by providing information and fact witnesses as needed; provided, however, that

ECC shall reimburse Sublicensee for all out-of-pocket costs, excluding attorney fees except as pre-approved by ECC, incurred by Sublicensee in connection with such action by allowing a credit or offset against the Royalty due hereunder. Sublicensee shall have the right to be represented in such suit or action only in an advisory capacity. If ECC decides not to assume the defense of infringement lawsuit described in the subparagraph, then ECC's Licensor shall have the right, but not the obligation, to do so. In the event ECC's Licensor elects to assume the defense, Sublicensee's obligations shall be the same as if ECC were assuming the defense of such litigation. If ECC's Licensor does not assume defense of such litigation, then Sublicensee shall have the right, but not the obligation, at Sublicensee's own cost and expense, to assume the defense of such lawsuit utilizing legal counsel of its choice.

         (d) If, as the result of any lawsuit referred to in the preceding subparagraph, Sublicensee is required by final court order from which no appeal can be taken (or by a court order which ECC's legal counsel believes has no reasonable likelihood of success for modification on appeal) to obtain a license under any third party's patent not licensed hereunder in order to continue with Sublicensee's activities as contemplated by this Agreement, and to pay a royalty under such license, and the infringement of such patent cannot reasonably be avoided by Sublicensee, the future payment of the Royalty shall thereafter be reduced by an amount equal to 100% of any fee or royalty payable by Sublicensee under such additional license, but in no event shall the Royalty be reduced to an amount less than zero, as long as the infringement was due to the Technology licensed hereunder. In addition, if Sublicensee settles and infringement action referred to in the foregoing subparagraph, after obtaining the prior written consent of ECC (which shall not be unreasonably withheld), and pursuant to such settlement Sublicensee obtains a license under any patent not licensed hereunder, to make, use or sell the Products in any manner contemplated by this Agreement, and agrees to pay a royalty under such license, and the infringement of such patent cannot reasonably be avoided by Sublicensee, the Royalty shall thereafter be reduced by an amount equal to 100% of the sum payable by Sublicensee pursuant to such settlement, but in no event shall the Royalty be reduced to an amount less than zero, as long as the settlement was for claims of infringement due to the Technology licensed hereunder.

         9. ADDITIONAL DUTIES OF THE SUBLICENSEE. In addition to, and not in limitation of, the other duties and obligations of the Sublicensee, as set forth in this Agreement, Sublicensee shall:

              (a) Use all commercially reasonable efforts to diligently exploit the Sublicense by developing a commercial manufacturing capacity for the Products and by actively manufacturing, marketing, advertising and selling the Products within the Territory.

              (b) Continue to make all required payments under this Agreement to ECC during any challenge of the validity of any of the patents (or claims thereof) issued in connection with the Technology. In the event Sublicensee terminates such payments based upon or in connection with such a challenge, ECC may at its option terminate this Agreement upon written notice to Sublicensee. Notwithstanding the foregoing, if ECC or its Licensor does not assume the defense of any litigation set forth in subparagraph 8(c) and Sublicensee does assume the defense of such litigation, all Royalty payments due during the pendency of such litigation shall be paid into a mutually agreeable escrow, and such Royalty payments shall be held in escrow until the litigation becomes final, from which no further appeal can be taken. Once the litigation is final, the Royalty payments held in escrow shall be paid to ECC less an amount equal to any damage or loss Sublicensee sustained as a result of the litigation, excluding attorney fees and costs, which amounts shall be paid to Sublicensee.

              (c) If Sublicensee is a publicly traded corporation or is otherwise required to publicly disseminate its financial statements, Sublicensee shall provide ECC with annual financial reports of Sublicensee which are published and detail Sublicensee's annual earnings and statement of net worth for the preceding calendar or fiscal year. If Sublicensee is required to file financial reports with the S.E.C., then Sublicensee may provide ECC with copies of those financial reports required to be filed with the S.E.C., in lieu of the foregoing.

              (d) Forty-five (45) days after the final day of each of Sublicensee's calendar or fiscal quarter end (the "Quarter"), Sublicensee shall deliver to ECC a written report (the "Development Report"), which shall set forth, in reasonable detail, the scope and results of all research and development activities relating to the Technology and/or Products undertaken by Sublicensee during the Quarter which report shall also set forth, in reasonable detail, a description of all marketing activities for the Products undertaken during the Quarter by Sublicensee. The Development Reports shall be certified as correct and accurate by an appropriate officer of Sublicensee.

         10. REPRESENTATIONS AND WARRANTIES OF ECC. ECC hereby represent and warrants to Sublicensee that:

              (a) ECC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ECC has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted, and is duly qualified to do business in every jurisdiction wherein the nature of the business conducted or the assets owned or leased by it make such qualification material to the conduct of its business.

              (b) ECC has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, including but not limited to the right to sublicense the Technology. This Agreement has been duly and validly authorized, executed and delivered by ECC and, assuming the due authorization, execution and delivery by Sublicensee, is the legal, valid and binding obligation of ECC, enforceable against it in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity.

              (c) To the best knowledge of ECC, no person, firm or entity has made any claims or threatened, in writing or otherwise, that ECC is in violation of or has infringed any patent, patent license, trade name, trademark, service mark, brand mark, brand name, copyright, know-how, formula or other proprietary or trade rights of such third party as they relate to the Technology. To the best of ECC's present knowledge and belief, the use of the Technology in the manufacture of the Products pursuant to the terms of this Agreement will not constitute infringement of the proprietary rights of any third party. Except as provided in this subparagraph, ECC makes no representation or warranty as to the ownership of validity of the Technology. The license granted to Sublicensee under this Agreement does not exceed the scope of the rights granted to ECC by Licensor.

              (d) To the best knowledge of ECC, the execution, delivery and performance of this Agreement by ECC and the consummation by it of the transactions contemplated hereby will not (i) constitute a violation (with or without the giving of notice or lapse of time) of any provision of applicable law, (ii) require any consent, approval or authorization of any person or governmental authority, (iii) result in a default under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel any agreement, lease, franchise, permit, note or other restriction, encumbrance, obligation or liability to which ECC is a party or by which it is bound or to which any of its assets are subject, (iv) result in the creation of any lien or encumbrance upon ECC's assets, (v) conflict with, result in the breach of, or constitute a default under any provision of ECC's certificate of incorporation or bylaws, or (vi) conflict with, result in a tortious interference as a result of such conflict with, or otherwise violate, any material contract or arrangement between ECC and any other person. The representation and warranty given in this subparagraph shall not be deemed or construed to expand or modify the representation and warranty given by ECC in subparagraph 10(c).

              (e) Neither ECC, nor anyone acting on its behalf, has taken any action relating to any broker, finder, consultant or other expert which could result in the imposition upon the Sublicensee of any obligation to pay a fee to any broker, finder, consultant or similar expert in connection with the transactions contemplated hereby.

         11. REPRESENTATIONS AND WARRANTIES OF SUBLICENSEE. Sublicensee hereby represents and warrants to ECC that:

              (a) Sublicensee is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Sublicensee has all requisite power and authority to own, operate and lease the properties and to carry on its business as now being conducted, and is duly qualified to do business in every jurisdiction wherein the nature of the business conducted or the assets owned or leased by it make such qualification material to the conduct of its business.

              (b) Sublicensee has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by Sublicensee and, assuming the due authorization, execution and delivery by ECC, is a legal and binding obligation of Sublicensee, enforceable against it in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity.

              (c) To the best knowledge of the Sublicensee, the execution, delivery and performance of this Agreement by Sublicensee and the consummation by it of the transactions contemplated hereby will not (i) constitute a violation (with or without the giving of notice or lapse of time) of any provision of applicable law, (ii) require any consent, approval or authorization of any person or governmental authority, (iii) result in a default under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, franchise, permit, note or other restriction, encumbrance, obligation or liability to which Sublicensee is a party or by which it is bound or to which any of its assets are subject, (iv) result in the creation of any lien or encumbrance upon Sublicensee's assets, (v) conflict with, result in the breach of, or constitute a default under any provision of Sublicensee's charter documents, or (vi) conflict with, result in tortious interference as a result of such conflict with, or otherwise violate, any contract or arrangement between ECC and any other person.

              (d) Neither Sublicensee, not anyone acting on its behalf, has taken any action relating to any broker, finder, consultant or other expert which could result in the imposition upon ECC of any obligation to pay a fee to any broker, finder, consultant or similar expert in connection with the transactions contemplated hereby.

         12. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties, as set forth herein, shall be true and accurate as of the effective date of this Agreement, and shall survive the execution of this Agreement.

         13.  DISCLAIMER OF WARRANTIES

         NEITHER ECC NOR ITS LICENSOR MAKE OR GIVE, AND THEY HEREBY EXPRESSLY DISCLAIM ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING BUT NOT LIMITED TO THE WARRANTIES

OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE, IN REGARD TO THE TECHNOLOGY AND/OR ANY PRODUCTS WHICH MAY BE MANUFACTURED, USED OR SOLD BY SUBLICENSEE AND WHICH ARE BASED UPON OR UTILIZE THE TECHNOLOGY.

         14.  INDEMNIFICATION

              (a) ECC shall defend, indemnify and hold Sublicensee harmless from and against, and hereby assumes liability for the payment of any and all loss, liability or damage, and for all costs and expenses (including reasonable costs of investigation, and reasonable attorneys, accountants, and expert witness fees) that may be imposed upon, suffered or incurred by, or successfully asserted against Sublicensee as a consequence of or in connection with any claim (i) that may be asserted against Sublicensee that the Technology infringes the valid patent rights of any third party, (ii) that may be asserted against Sublicensee based on a breach of any representations or warranties set forth in paragraph 10 hereof, or (iii) based on the negligence or willful misconduct of ECC. However, ECC's liability to Sublicensee for any matter arising under this Agreement or any claims asserted against Sublicensee which relate, in whole or in part, to the Technology, shall be limited to the total amount of all Royalties paid to ECC by Sublicensee under this Agreement for (x) the 24-month period preceding the date that Sublicensee suffered a loss requiring indemnification by ECC under this subparagraph or (y) in the case of patent infringement litigation brought by a third party against Sublicensee, the period from the date written notice of such infringement is received by Sublicensee to the date final judgment is entered, whichever is longer.

              (b) Sublicensee shall defend, indemnify and hold ECC and its Licensor harmless from and against, and hereby assumes liability for the payment of any and all loss, liability or damage, and for all costs and expenses (including reasonable costs of investigations and reasonable attorneys, accountants, and expert witness fees) that may be imposed upon, suffered or incurred by, or successfully asserted against ECC or its Licensor as a consequence of or in connection with any claim or liability, other than those expressly set forth in subparagraph 14(a) hereof, arising out of or as a consequence of this Agreement, included, but not limited to, any product liability claims that may be asserted against ECC or its Licensor in relation to any Products manufactured, marketed, distributed, used and/or sold by Sublicensee pursuant to this Agreement. In the event any action, suit or proceeding is brought against ECC or its Licensor with respect to which there may be indemnification pursuant to this subparagraph, the defense of such action, suit or proceeding (including all settlements and arbitrations, trials, appeals or other proceedings) shall be conducted by Sublicensee at its sole cost and expense through legal counsel selected by Sublicensee. ECC and its Licensor shall have the right to participate in such defense at their own expense through legal counsel of their choice. If Sublicensee fails to defend any such action, suit or proceedings, for any reason, such failure shall constitute a material breach of this Agreement by Sublicensee, and ECC or its Licensor may undertake defense of such action, suit or proceeding, through legal counsel of their choice at the sole cost and expense of the Sublicensee (provided such legal costs and expenses are reasonable under the circumstances). The parties shall make available to one another, their legal counsel and accountants, all information and documents reasonably available to them which relate to such action, suit or proceeding and shall render such other assistance as they may reasonably require of one another in order to insure proper and adequate defense of any such action, suit or proceeding.

              (c) Neither party shall have any liability to the other party pursuant to an indemnity provided by this paragraph unless and until the aggregate amount of all indemnified losses suffered or incurred by such indemnified party after the effective date hereof equals or exceeds

$100,000 (U.S. Dollars), at which time the indemnifying party shall be obligated to pay the indemnified party the full amount of all indemnified losses, including such initial $100,000 (U.S. Dollars) in losses. The amount of indemnity payable pursuant to this paragraph shall be calculated after giving affect to any insurance proceeds actually received by the indemnified party provided that neither party shall subrogate to any insurance carrier any rights or claims which it may have against the other party.

         (d) The obligations set forth in this paragraph 14 shall survive the expiration or termination of the Agreement for any reason whatsoever.

    15. PRODUCT LIABILITY INSURANCE. In addition to the indemnification provided under subparagraph 14(b) hereof, Sublicensee shall obtain, and shall maintain during the entire term of this Agreement, a product liability insurance policy with a reputable insurance carrier reasonably acceptable to ECC. For United States carriers, such carriers must have an A.M. Best rating of "A-VI" or better. Such policy shall provide Sublicensee with product liability coverage with minimum liability coverage in the amount of $1,000,000.00 (U.S. Dollars) aggregate and $1,000,000.00 (U.S. Dollars) per occurrence. Such product liability insurance policy shall provide that ECC will be given thirty (30) days prior written notice of any amendment or modification that would reduce or change coverage under, or termination or cancellation of, the policy. Upon ECC's request, Sublicensee shall provide
ECC with a copy of such policy and of all amendments or modifications thereto. Sublicensee shall be required to obtain and maintain the product liability insurance policy called for by the provisions of this subparagraph only from and after the date of the first commercial sale of a Product by Sublicensee, or the first public testing of a Product by Sublicensee. If Sublicensee has a net worth in an amount satisfactory to ECC, then
Sublicensee shall not be required to obtain and maintain the product liability insurance required in this subparagraph; however, Sublicensee shall be required to reimburse ECC or its Licensor for any loss suffered by ECC or its Licensor which would have been covered under the product liability insurance policy Sublicensee otherwise would have been required to obtain under this subparagraph.

    16.  CONFIDENTIALITY.

         (a) Sublicensee acknowledges that ECC claims that the Technology, as it may exist from time to time, as well as the other confidential or proprietary information (including business and financial information) of ECC (whether owned by ECC or acquired by license from third parties) are and shall remain the valuable, special, unique and proprietary assets of ECC, and shall constitute "Confidential Information" hereunder. In order for any information other than the Technology to be deemed to be "Confidential Information" hereunder, whether disclosed orally or in writing, it must be identified, orally or in writing, to Sublicensee as "Confidential Information" at time of disclosure, or reasonably thereafter, or be reasonably understood by Sublicensee to be "Confidential Information." Additionally, as used herein, "Confidential Information" shall not include any information or data which Sublicensee can show: (i) is in, or becomes a part of, the public domain by any means other than the failure by Sublicensee to fulfill its obligations hereunder; or (ii) is rightfully known to Sublicensee at the time of disclosure by ECC; or (iii) is, at any time, disclosed to Sublicensee by a third party who has received and disclosed such information without the breach of any obligation of confidentiality to ECC or to any third party assignor of such Confidential Information. For purposes of this subparagraph, information shall not be deemed to be a part of the public domain or in Sublicensee's knowledge merely because it may be embraced in a more general disclosure or simply because it may be derived from combinations of disclosures or information generally available to the public or within Sublicensee's knowledge. The parties acknowledge that disclosure to Sublicensee of Confidential Information will be necessary in order to enable Sublicensee to utilize the Sublicense in the manner contemplated by this Agreement, and ECC will make such disclosures of the Confidential Information to Sublicensee as it is necessary, required or appropriate in that regard. The parties acknowledge that they have a confidential relationship with one another and, accordingly, Sublicensee shall maintain all Confidential Information disclosed to it pursuant to this Agreement in confidence and shall not disclose the same to any third party (with the exception of its employees, accountants, attorneys and other agents and professional advisors) either during or after the term of this Agreement unless required to do so by court order or by law, in which case Sublicensee shall notify ECC, in writing, prior to making such disclosure and shall cooperate with ECC to preserve and protect the confidentiality of the Confidential Information in question to the fullest extent possible. Additionally, except as specifically contemplated by this Agreement, Sublicensee shall not utilize any Confidential Information for its own benefit or for the benefit of any third party. Prior to making any permitted disclosure of any Confidential Information to its employees, accountants, attorneys and other agents and professional advisors, Sublicensee shall use commercially reasonable efforts to require such persons, firms, or entities to execute and deliver written disclosure agreements which shall obligate such persons, firms, or entities to comply with the same obligations of confidentiality and non-use as imposed upon Sublicensee in this subparagraph.
 The obligation of confidentiality as it relates to the Confidential Information shall survive the termination of this Agreement and continue unabated until the expiration of the last patent, including any extensions, reissues, or continuations thereof, which has been or may be issued with respect to the Technology.

         (b) From time to time during the term of this Agreement, Sublicensee may disclose to ECC certain information which Sublicensee deems to be proprietary and confidential, including but not limited to, business plans, marketing plans, financial information, and process technology (the "Sublicensee Confidential Information"). The definition of "Sublicensee Confidential Information," and ECC's use and disclosure thereof, shall be governed by terms and conditions identical to those which govern Confidential Information, as set forth in the preceding subparagraph; provided, however, that ECC shall have the right to disclose Sublicensee Confidential Information to ECC's Licensor subject to its accepting and treating it as Confidential Information in writing to Sublicensee.

    17.  TERM AND TERMINATION.

         (a) The term of this Agreement shall commence upon the effective date hereof. Unless sooner terminated as hereinafter provided, this Agreement shall continue in full force and effect until the expiration of the last material and substantial patent covering the Technology which is utilized by Sublicensee, or for so long as Sublicensee produces the Products which utilizes material and substantial proprietary information or a material and substantial Trade Secret of ECC; provided, however, that upon the expiration of the last aforementioned patent, if Sublicensee desires to continue the Agreement in force, it will be subject to an appropriate negotiated adjustment to the Royalty Payments or License Fee. Any dispute as to the term of this Agreement shall be resolved by arbitration as provided under this Agreement.

         (b) Sublicensee may terminate this Agreement, at any time, with or without cause, upon sixty (60) days prior written notice of such termination to ECC.

         (c) If either party is in breach of any of its material obligations hereunder, then the non-breaching party may give the breaching party written notice of such breach. If such breach is not cured within ninety (90) days after the date such written notice is delivered or, if such default cannot be cured within such ninety day period but the breaching party has taken action to cure such default, then if the default is not cured within one hundred eighty
(180) days from the date of the
original notice, the non-breaching party shall have the right immediately to terminate the Sublicense by written notice to the breaching party.

         (d) Notwithstanding any other provision of this Agreement, ECC shall have the right, at its sole discretion, to terminate the Sublicensee, upon thirty (30) days written notice to Sublicensee, in the event that the amount of the Royalty paid to ECC in any calendar year is not at least the greater of
(i) 50% of the Royalty payment amount for the preceding calendar year, or
(ii)commencing in calendar year 1996, $100,000 (U.S. Dollars). In the event of termination of this Agreement pursuant to this subparagraph, Sublicensee shall have the right to sell at market price existing stock and inventory of manufactured Products for a period of one hundred and eighty days.

         (e) For the calendar year 1996 only, if the aggregate royalty attributable to Sublicensee's sales of Products in calendar year 1996 is less than $100,000, Sublicensee shall be entitled to pay to ECC the difference between $100,000 and the royalties attributable to actual Product sales in calendar year 1996 in order to maintain this Agreement in effect and, in such event, such difference shall be treated as prepaid royalties that may be credited against royalties for Products actually sold in calendar year 1997. In the event any amount is carried over from calendar year 1996 and credited against royalties due for calendar year 1997 pursuant to this subparagraph, the minimum royalty set forth in subparagraph 17(d) hereof for the calendar year 1997 will be $100,000 plus the amount of the carry-over from calendar year 1996.

    18.  EFFECT OF EXPIRATION OR TERMINATION.

         (a) From and after the effective date of the expiration or termination of this Agreement, Sublicensee shall have no right, whatsoever, to utilize the Technology (except for Process Improvements then owned by Sublicensee) or the Trademarks pertinent to this Agreement, and shall return to ECC all copies of Confidential Information which is then in the possession of

Sublicensee or destroy the same and provide satisfactory assurances of the destruction of all Confidential Information; provided, however, that nothing contained herein shall, or shall be deemed to, restrict the Sublicensee's ability or right to use, free of Royalty, any Technology, trade name, know-how or confidential information which is or has come into the public domain through no fault of Sublicensee and is not otherwise deemed Confidential Information. ECC shall also be required to return to Sublicensee all copies of Confidential Information of Sublicensee which are then in the possession of ECC or destroy and provide satisfactory assurances of the destruction of all Confidential Information.

         (b) The right of termination under paragraph 17 hereof shall be in addition to, and not in lieu of, all other rights and remedies the terminating party may have under this Agreement, at law or in equity.

         (c) The obligation of Sublicensee to pay to ECC the Royalty for all Products actually sold by Sublicensee prior to the effective date of the expiration or termination of this Agreement, as well as the obligations concerning indemnification, product liability and of confidentiality set forth in this Agreement, shall survive the expiration or termination of the Sublicense and of this Agreement.

    19.  MARKING.

         (a) Where feasible, Sublicensee shall mark the Products and related documents with the applicable United States patent numbers, as required by applicable law, or as reasonably instructed by ECC.

         (b) Sublicensee shall comply with all applicable laws, rules and regulations of the United States, including but not limited to, the Export Regulations of the United States Department of Commerce, in connection with the Technology. Sublicensee acknowledges that ECC has not made and does not make any representations that any license is or is not required in connection with such export or, if required, that such license will be issued by the United States Department of Commerce; provided, however, that ECC shall apply for all licenses required or necessary to enable the Sublicensee to export the Technology within the Territory without imposing any additional Royalty.

         20.  TRADEMARKS.

              (a) Sublicensee may utilize, in connection with the manufacture, marketing, distribution and sale of the Products, the EARTHSHELL-TM- trademark and such other trade names, trademarks, service marks, slogans and logo marks that may be designated in writing by ECC to Sublicensee prior to commercial production of the Products by Sublicensee or from time to time thereafter (collectively the "Trademarks").

              (b) To the extent Sublicensee elects to use the Trademarks on or in connection with manufacture, marketing, distribution, use and/or sale of Products hereunder, Sublicensee shall be entitled to receive an advertising allowance credit equal to Two Percent (2%) of the Net Sale Price of such Products that bear the Trademarks. To qualify for the aforementioned advertising allowance credit, Sublicensee shall submit to ECC written documentation, reasonably satisfactory to ECC, of sales by Sublicensee of Products that bear the Trademarks, and ECC shall credit the appropriate amount against future royalties payable by Sublicensee hereunder.

              (c) To the extent Sublicensee elects to use the Trademarks on or in connection with the marketing, distribution, use and/or sale of the Products, the specific placement, size, and detail of the Trademarks on the Product must be approved by ECC, but shall not be required to be placed on the Products in such a size, placement, detail or configuration so as to impair the marketability of the Product. In addition, on any Products manufactured, marketed, distributed and sold by Sublicensee and bearing any Trademark, Sublicensee shall also include the following legend: "This product is manufactured by ________________ under license from EarthShell Container Corporation." To the extent it is not feasible to include the foregoing legend directly on any Product itself, then such legend shall appear on the secondary packaging materials in which such Products are shipped or transported.

              (d) In connection with any use of the Trademarks by Sublicensee, Sublicensee shall not in any manner represent that it has any ownership interest therein and shall not challenge or impugn the ownership of the Trademarks. Sublicensee acknowledges that use of the Trademarks shall not create in its own favor any right, title, or interest in or to the Trademarks, but that all uses of these marks by Sublicensee shall inure to the benefit of ECC or its Licensor. Sublicensee shall cooperate with ECC or its Licensor in the execution of any appropriate and necessary documents in connection with the registration of any Trademark. Upon termination of this Agreement, Sublicensee shall cease and desist from use of the Trademarks in any way, including any word or phrase that is similar to or likely to be confused with such marks. However, in the event of termination, Sublicensee shall have the right to sell at market price existing stock and inventory of manufactured Products for a period of one hundred and eighty days and thereafter shall deliver to ECC or its duly authorized representative all materials upon which the Trademarks appear.

              (e) All Products produced pursuant to this Agreement bearing any Trademark shall be produced in compliance with the specifications and procedures set forth in the ECC Quality Standards Manual, which shall be provided to Sublicensee within eighteen months from the date of this Agreement. Sublicensee shall permit ECC to conduct periodic inspections/audits to ensure compliance with the ECC Quality Standards Manual.

              (f) Should any Product bearing any Trademark that is manufactured, sold or otherwise commercialized by Sublicensee contain any material defect in its appearance or function, Sublicensee shall cease any further manufacture, sale or other commercialization of such Product containing such material defect. Unless Sublicensee corrects such defect within a reasonable time following its discovery by or disclosure to Sublicensee, Sublicensee shall be in breach of a material obligation of this Agreement.

         21. SPECIAL TAX PROVISIONS. Sublicensee or its agents shall be solely responsible for the payment and discharge of any taxes, duties, or withholdings relating to any transaction of Sublicensee or its agents in connection with the manufacture, use, sale or commercialization of the Technology or the Products; except that ECC shall be responsible for taxes, duties or withholding relating to the payment to ECC of any Royalty payment under this Agreement and Sublicensee shall be permitted to perform any withholding with respect to such payments and fees required by law or regulation.

         22.  TECHNOLOGY TRANSFER.

              (a) Sublicensee acknowledges and agrees that ECC has delivered and made to Sublicensee a disclosure of a general introduction to the Technology and to its commercial feasibility prior to the execution of this Agreement. Except to the extent such information falls within one or more of the exceptions to the definition of "Confidential Information", all information disclosed by ECC to Sublicensee prior to the execution of this Agreement shall be deemed to constitute part of the Technology and shall be deemed to be confidential. The timing and extent of additional disclosure by ECC to Sublicensee shall be as set forth in subparagraph 22(b) hereof.

              (b) Upon execution of this Agreement, ECC shall provide Sublicensee with copies of the patents listed in Section B of Exhibit "B" hereto. Beyond that, ECC shall not be required to provide additional information concerning, or disclosure of, the Technology to Sublicensee until Sublicensee provides to ECC (i) written notice of Sublicensee's intent to commercialize a Product, which written notice shall include detailed specifications for the designated Product, and (ii) evidence, reasonably satisfactory to ECC, of Sublicensee's intent to commercialize the designated Product in the form of written documentation of orders placed by Sublicensee of the equipment needed by Sublicensee to produce and commercialize the designated Product or in the form of written documentation from Sublicensee confirming the dedication and/or modification of existing equipment necessary to produce the designated Product. Within ninety (90) days after ECC's receipt of the items described in the preceding sentence, ECC shall provide to Sublicensee the following additional disclosure: (w) a Product specific recipe for the production of the designated Product; (x) Product specific process specifications for the production of the designated Product; (y) copies of all patent applications listed in the Exhibits hereto that ECC deems relevant to the production of the designated Product; and (z) a list of known raw materials suppliers and preferred equipment vendors.

         23. McDONALD'S CORPORATION. Because of work jointly undertaken by ECC and McDonald's Corporation ("McDonald's") (as used herein the term "McDonald's" shall include purchasing agents and franchisees thereof) with regards to studies of market potential and food package design, it has been agreed that McDonald's is to receive "priority" with regard to the distribution of the Products that are ordered by it and covered by this Agreement. In compliance with this arrangement, for a period of two (2) years from the effective date of this Agreement, Sublicensee shall give priority to McDonald's orders for Products, in that, on a regional basis, Sublicensee shall dedicate to the production and delivery of Products to McDonald's such portion of Sublicensee's production capacity (i) as is available at the time of receipt of a purchase order from

McDonald's and (ii) is reasonably necessary to fill such purchase order at the rate of production and/or the delivery schedule contained in such order, and Sublicensee shall not accept additional purchase orders from, or deliver Products to, any entity in the food service and restaurant industry other than McDonald's unless or until Sublicensee has production capacity in excess of that required to fill, on a timely basis, purchase orders from McDonald's that have previously been accepted by Sublicensee. A region shall be that geographic area which is serviced by a specific "distribution center" that supplies products solely or primarily to McDonald's in that geographic area.

         24. DOMESTIC SUBLICENSES. In the event ECC grants any domestic (within the United States of America) sublicense of the Technology to any third party containing terms that are more favorable than those granted to Sublicensee under this Agreement, ECC shall notify Sublicensee of such more favorable terms and, upon written request by Sublicensee, this Agreement shall be amended to incorporate such more favorable terms; provided, however, that this paragraph 24 shall not apply with respect to exclusivity provisions or the grant of rights to specific Products contained in any other sublicense of the Technology by ECC.

         25. EQUITABLE RELIEF. A breach or default by Sublicensee of the provisions of paragraph 5 and/or paragraph 16 hereof shall cause ECC to suffer irreparable harm and, in such event, ECC shall be entitled, as a matter of right, to a restraining order and other injunctive relief from any court of competent jurisdiction, restraining any further violation thereof by Sublicensee, its officers, agents, servants, employees, and those persons in active concert or participation with them. The right to a restraining order or other injunctive relief shall be supplemental to any other right or remedy ECC may have, including, without limitation, the recovery of additional damages for the breach or default of any of the terms of this Agreement.

    26. RELATIONSHIP OF THE PARTIES. This Agreement shall not create any partnership, joint venture or similar relationship between the parties hereto (or ECC's Affiliates) and no representation to the contrary shall be made by either party. Neither party shall have any authority to act for or on behalf of or to bind the other party in any fashion, and no representations to the contrary shall be made by either party.

    27. NOTICES. Any notice which is required or permitted to be given to ECC or Sublicensee pursuant to this Agreement shall be deemed to have been given only if such notice is reduced to writing and delivered personally, or by United States mail with postage prepaid and return receipt requested, or by telecopier
(FAX) transmission, confirmed by letter by United States mail with postage prepaid and return receipt requested, or by reputable overnight courier (pursuant to instructions requiring next-day delivery) to the person in question as set forth below:

         ECC:           EarthShell Container Corporation
                        800 Miramonte Drive
                        Santa Barbara, California 93109-1419
                        Attention:  President
                        Fax: (805) 897-2298

                        with copy to:

                        EarthShell Container Corporation
                        800 Miramonte Drive
                        Santa Barbara, California 93109-1419
                        Attention:  Chief Legal Officer
                        Fax: (805) 897-2298

         Sublicensee:   Genpak Corporation
                        68 Warren Street
                        Glen Falls, New York 12801
                        Attention: James J. Reilly
                        Fax (518) 798-3302

                        with copy to:

                        Genpak Corporation
                        1001 Westing Boulevard
                        Charlotte, North Carolina 28273
                        Attention: Walt Harfmann, R & D Manager
                        Fax: (704) 588-8239

ECC or Sublicensee may change its address by giving notice of such change in the manner set forth herein. If delivered personally, a notice shall be deemed delivered when actually received at the address specified herein. Any notice given by mail shall be deemed delivered three (3) days following the date upon which it is deposited in the mail, with postage prepaid and return receipt requested. Any notice given by FAX shall be deemed delivered on the date it is actually transmitted to the person in question at the FAX number specified above. Any notice given by overnight courier shall be deemed delivered on the next business day following the date it is placed in the possession of such courier.

    28. ENTIRE AGREEMENT. This Agreement supersedes all prior understandings or agreements, whether written or oral, and any contemporaneous oral agreements, between the parties hereto in regard to the subject matter hereof and contains, along with the two side letter agreements attached, the entire agreement between the parties in regard to the subject matter hereof, and the parties hereby mutually acknowledge and agree that that certain Sublicense Agreement by and between ECC and Sublicensee, dated June 3, 1993, is hereby terminated. This Agreement may not be changed or modified orally, but only by an agreement, in writing, signed by both the parties hereto.

    29. SAVINGS CLAUSE. Should any part or provision of this Agreement be rendered or declared invalid by reason of any law or by decree of a court of competent jurisdiction, the invalidation of such part or provision of this Agreement shall not invalidate the remaining parts or provisions hereof, and the remaining parts and provisions of this Agreement shall remain in full force and effect.

    30. WAIVER. Neither the failure or delay on the part of either party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or privilege preclude any other or further exercise thereof or of any other right or privilege.

    31. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the choice of law rules thereof.

    32.  RESOLUTION OF DISPUTES.

         (a) In the event of a breach of this Agreement, or a dispute as to the meaning of this Agreement, or any of its terms which the parties cannot resolve by themselves amicably, the parties agree to submit such dispute to resolution in the manner hereinafter described. First, the parties shall endeavor to resolve the dispute through the use of an acceptable alternative dispute resolution procedure. If, within 30 days after one party notifies the other in writing of the existence of a dispute which it desires to be resolved under this paragraph, the parties have not agreed upon an acceptable alternative dispute resolution procedure, then the matter shall be resolved by arbitration as set forth below and according to the rules of the American Arbitration Association, except as herein modified by the parties. Unless otherwise agreed to in writing, all alternative dispute resolutions or arbitration hearings will be held in Los Angeles, California.

         (b) The parties shall cooperate and use their respective best efforts to encourage compliance with the following time periods: (i) within 10 days after the failure to agree to an acceptable alternative dispute resolution procedure, each party will select an arbitrator, and notify the other party of its selection; (ii) within 15 days after such notice, the respective arbitrators will select a third arbitrator as Chairman of the panel; (iii) a hearing by the arbitration panel shall be held within 30 days after the selection of the Chairman; and (iv) a majority decision and resolution shall be reached within 30 days of such hearing. Decisions of the panel must be in writing and will be final and binding on the parties, and judgment may be entered thereon by any court having jurisdiction of the parties.

         (c) Each party shall bear its own costs of presenting its case in an alternative dispute resolution procedure, or arbitration, as the case may be.

         (d) The validity, construction and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of California (as if all aspects of the Agreement were to be performed in California).

    33. FORCE MAJEURE. The failure of either party to perform its obligations under this Agreement (except the obligation to make payments) shall not subject such party to any liability to the other or subject this Agreement to termination if such failure is caused by acts such as, but not limited to, acts of God, earthquake, explosion, flood, drought, war, riot, sabotage, embargo, compliance with any order or regulation of any governmental entity acting with color of right, intervention or delays created by any regulatory authority, or by any other similar cause beyond the reasonable control of the parties. The party so affected shall promptly notify the other party of the event of force majeure, and shall use all reasonable efforts to remove such event as soon as reasonably practicable.

    34. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    35.  TERMINOLOGY.   As used in this Agreement, the singular shall include
the plural and the plural shall include the singular. Titles of sections and paragraphs in this Agreement are for convenience only, and neither limit nor amplify the provisions of the Agreement, and all references in this Agreement to a section or a paragraph shall refer to the corresponding section or paragraph of this Agreement unless specific reference is made to the sections of another document or instrument.

    IN WITNESS WHEREOF, the parties have caused this Sublicense Agreement to be executed and delivered by their duly authorized representatives upon the date first herein written.

ECC:                                      SUBLICENSEE:

EarthShell Container Corporation          Genpak Corporation



By:  /s/ Simon K. Hodson                  By:  /s/ James J. Reilly
     ----------------------------              ---------------------------------
     Simon K. Hodson                           James J. Reilly
Its: Chief Executive Officer              Its: President

                                     EXHIBIT "A"

                                   CORE TECHNOLOGY

    A.   ISSUED UNITED STATES LETTERS PATENTS

1. U.S. Letters Patent No. 4,225,247, issued September 30, 1980, and entitled "Mixing and Agitating Device."

2. U.S. Patent No. 4,552,463, issued November 12, 1985, and entitled "Methods and Apparatus for Producing a Colloidal Mixture."

3. U.S. Letters Patent No. 4,944,595, issued July 31, 1990, and entitled "Apparatus for Producing Cement Building Material."

4. U.S. Letters Patent No. 5,061,319, issued October 29, 1991, and entitled "The Process for Producing Cement Building Material."

5. U.S. Letters Patent No. 5,232,496, issued August 3, 1993, and entitled "Process for Producing Improved Building Material and Product Thereof."

6. U.S. Patent No. 5,356,579, issued October 18, 1994, and entitled "Methods of Manufacture and Use for Low Density Hydraulically Bonded Cement Compositions."

7. U.S. Patent No. 5,358,676, issued October 25, 1994, and entitled "Hydraulically Bonded Cement Compositions and Their Methods of Manufacture and Use."

    B.   PENDING UNITED STATES PATENT APPLICATIONS

8. U.S. Patent Application entitled "Food and Beverage Containers Made from Inorganic Aggregates and Polysaccharide, Protein, or Synthetic Organic Binders, and the Methods of Manufacturing Such Containers."

9. U.S. Patent Application entitled "Cementitious Materials for Use in Packaging Containers and their Methods of Manufacture."

10. U.S. Patent Application entitled "Cementitious Materials for Use in Cushioning, Spacing, Partitioning, Portioning or Wrapping Objects and the Methods of Manufacturing Such Materials."

11. U.S. Patent Application entitled "Design Optimized Compositions and Processed for Microstructurally Engineering Cementitious Mixtures."

12. U.S. Patent Application entitled "Highly Insulative Cementitious Matrices and Methods for Their Manufacture."

13. U.S. Patent Application entitled "Hydraulically Settable Containers and Other Articles for Storing, Dispensing, and Packaging Food and Beverages and Methods for their Manufacture."

14. U.S. Patent Application entitled "Methods and Systems for Manufacturing Containers and Other Articles of Manufacture from Hydraulically Settable Mixtures."

15. U.S. Patent Application entitled "Articles of Manufacture Molded from Inorganically Filled Compositions."

16. U.S. Patent Application entitled "Methods of Molding Articles from Inorganically Filled Compositions."

17. U.S. Patent Application entitled "Coated Hydraulically Settable Containers and Other Articles for Storing, Dispensing, and Packaging Food or Beverages."

18. U.S. Patent Application entitled "Compressed Low Density Hydraulically Bonded Composite Articles."

19. U.S. Patent Application entitled "Compressed Hydraulically Bonded Composite Articles."

    C.   ISSUED FOREIGN PATENTS.

20. Canadian Patent No. 1,207,212 issued July 8, 1986, and entitled "Method and Apparatus for Producing a Colloidal Mixture."

21. Canadian Patent No. 1,298,282, issued March 31, 1992, and entitled "Apparatus for Producing Cement Building Material."

22. Canadian Patent No. 1,298,830, issued April 14, 1992, and entitled "Process for Producing Cement Building Material."

23. Canadian Patent No. 1,321,609, issued August 24, 1993, and entitled "Cement Building Material."

    D.   PENDING FOREIGN PATENT APPLICATIONS

24. Canadian Patent Application entitled "Process for Producing Improved Building Material and Product Thereof."

25. Canadian Patent Application entitled "Hydraulically Bonded Cement Compositions and Their Methods of Manufacture and Use."

26. PCT Patent Application entitled "Hydraulically Settable Containers and Other Articles for Storing, Dispensing and Packaging Food and Beverages and Methods for their Manufacture."

27. PCT Patent Application entitled "Design Optimized Compositions and Processes for Microstructurally Engineering Cementitious Mixtures."

                                     EXHIBIT "B"

                             MOLDABLE COMPOUND TECHNOLOGY


    A.  ISSUED UNITED STATES LETTERS PATENTS

    B.  PENDING UNITED STATES PATENT APPLICATIONS

1. U.S. Patent Application entitled "Inorganically Filled, Starch-Bound Compositions for Manufacturing Containers and Other Articles Having a Thermodynamically Controlled Cellular Matrix."

2. U.S. Patent Application entitled "Methods and Systems for Manufacturing Containers and Other Articles Having a Thermodynamically Controlled Cellular Matrix From Inorganically Filled, Starch-Bound Compositions."

3 U.S. Patent Application entitled "Compositions and Methods for Manufacturing Fiber-Reinforced, Inorganically Filled, Starch-Bound Articles having a Foamed Cellular Matrix."

    C.   ISSUED FOREIGN PATENTS

    D.   PENDING FOREIGN PATENT APPLICATIONS

4. PCT Patent Application entitled "Methods and Systems for Manufacturing Packaging Materials, Containers, and Other Articles of Manufacture from Hydraulically Settable Mixtures and Highly Inorganically Filled Compositions."

                                     EXHIBIT "C"

                                       PRODUCTS

    As used in the appended Agreement, the term "Products" shall mean the following:

1.  Clamshells:

2.  Sandwich containers;

3.  Breakfast platters;

4.  Trays;

5.  Plates; and

6.  Bowls.

                                  EXHIBIT "D"

                                 TRADE SECRETS


    The term "Trade Secrets" as used in the Agreement shall include any technical or business information, any invention, equipment or apparatus, method or process, technology, know-how, trade secret, drawing, data, evaluation, specifications, quality and inspection standards, sales literature, report, business plan, memorandum, market study, customer lists, training materials, computer program or software (including both source and object code), or any other document or thing which is in whole or in part confidential, proprietary, or secret and which is owned or controlled by, licensed or assigned to ECC or for which ECC has the right to grant licenses thereon during the term of this Agreement and which relates in whole or in part to any of the following:

1. The compositions, including the variable and preferred parameters for each component, used in the Products or the Technology based on inorganically filled cellular composites.

2. The processing steps, including the variable and preferred parameters for each step, used in the Technology.

3.  The equipment and apparatus used in the manufacture of Products.

4. Quality control, testing and research and development data, reports and information, including patent applications in preparation.

5. Customers and suppliers of the components and equipment of the Technology, including any agreements.

                                  EXHIBIT "E"

            SUBLICENSEE PATENT, TRADE SECRET AND PROPRIETARY INFORMATION
                  RELATING TO THE PRODUCTS AND/OR THE TECHNOLOGY

Product Design - Includes data on wall angles, stack height, nesting, etc., for existing Genpak Products.

Tooling Design - Includes techniques for manufacture (Tool manufacture and tool path programming), material of construction, coating, finishes, and in mold slot design.

Handling and Packaging of Finished Product

    Box erectors and sealers

    Automated sleeving and counting

Slurry pumping systems.

High shear mixing technology

                                  EXHIBIT "F"

                                   TERRITORY

    As used in the appended Agreement, the term "Territory" shall mean all fifty states of the United States of America and any territories or possessions of the United States of America. The term "Territory" also shall include Canada, Mexico, Central America, and the Caribbean islands and nations, subject to any foreign territory being removed at ECC's option, if Sublicensee has not commenced commercial production or sales of Products in such foreign territory prior to January 1, 1999.